Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-223502

Supplementing the Preliminary Prospectus

Supplement dated August 17, 2020

(To the Prospectus dated March 7, 2018)

INTERCONTINENTAL EXCHANGE, INC.

August 17, 2020

$1,250,000,000 FLOATING RATE SENIOR NOTES DUE 2023

$1,000,000,000 0.700% SENIOR NOTES DUE 2023

$1,500,000,000 1.850% SENIOR NOTES DUE 2032

$1,250,000,000 2.650% SENIOR NOTES DUE 2040

$1,500,000,000 3.000% SENIOR NOTES DUE 2060

The information in this pricing term sheet relates to the offering (the “Offering”) of Floating Rate Senior Notes due 2023 (the “Floating Rate Notes”), 0.700% Senior Notes due 2023 (the “2023 Notes”), 1.850% Senior Notes due 2032 (the “2032 Notes”), 2.650% Senior Notes due 2040 (the “2040 Notes”) and 3.000% Senior Notes due 2060 (the “2060 Notes” and, together with the 2023 Notes, the 2032 Notes and the 2040 Notes, the “Fixed Rate Notes,” and, collectively with the Floating Rate Notes, the “Notes”) of Intercontinental Exchange, Inc. (the “Issuer”), and should be read together with the preliminary prospectus supplement dated August 17, 2020 relating to the Offering, and the accompanying prospectus dated March 7, 2018 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-223502) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). Capitalized terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	Intercontinental Exchange, Inc.

Expected Ratings (Moody’s / S&P)*:	A3/BBB+

Securities:

Floating Rate Senior Notes due 2023 (the “Floating Rate Notes”)

0.700% Senior Notes due 2023 (the “2023 Notes”)

1.850% Senior Notes due 2032 (the “2032 Notes”)

2.650% Senior Notes due 2040 (the “2040 Notes”)

3.000% Senior Notes due 2060 (the “2060 Notes”)

Principal Amount:	$1,250,000,000 of the Floating Rate Notes $1,000,000,000 of the 2023 Notes $1,500,000,000 of the 2032 Notes $1,250,000,000 of the 2040 Notes $1,500,000,000 of the 2060 Notes

Trade Date:	August 17, 2020

Settlement Date:	August 20, 2020 (T+3)

Maturity Date:	June 15, 2023 for the Floating Rate Notes June 15, 2023 for the 2023 Notes September 15, 2032 for the 2032 Notes September 15, 2040 for the 2040 Notes September 15, 2060 for the 2060 Notes

Interest Payment Dates:

Floating Rate Notes: Quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2020

2023 Notes: Semi-annually on June 15 and December 15 of each year, commencing on December 15, 2020

Fixed Rate Notes (other than the 2023 Notes): Semi-annually on March 15 and September 15 of each year, commencing on March 15, 2021

Coupon (Interest Rate):

Three-month LIBOR plus 0.650% per annum for the applicable interest period for the Floating Rate Notes

0.700% for the 2023 Notes

1.850% for the 2032 Notes

2.650% for the 2040 Notes

3.000% for the 2060 Notes

Day Count Convention:	Floating Rate Notes: Actual/360 Fixed Rate Notes: 30/360

Price to Public:

100.000% of the principal amount for the Floating Rate Notes

99.903% of the principal amount for the 2023 Notes

99.559% of the principal amount for the 2032 Notes

99.320% of the principal amount for the 2040 Notes

98.984% of the principal amount for the 2060 Notes

Benchmark Treasury:

Three-month LIBOR for the Floating Rate Notes

UST 0.125% due August 15, 2023 for the 2023 Notes

UST 0.625% due August 15, 2030 for the 2032 Notes

UST 1.250% due May 15, 2050 for the 2040 Notes

UST 1.250% due May 15, 2050 for the 2060 Notes

Benchmark Treasury Price and Yield:	99-26 1⁄4 / 0.185% for the 2023 Notes 99-11+ / 0.691% for the 2032 Notes 95-10 / 1.444% for the 2040 Notes 95-10 / 1.444% for the 2060 Notes

Spread to Benchmark Treasury:

Three-month LIBOR + 65 basis points for the Floating Rate Notes

T + 55 basis points for the 2023 Notes

T + 120 basis points for the 2032 Notes

T + 125 basis points for the 2040 Notes

T + 160 basis points for the 2060 Notes

Yield to Maturity:	Three-month LIBOR + 0.650% for the Floating Rate Notes 0.735% for the 2023 Notes 1.891% for the 2032 Notes 2.694% for the 2040 Notes 3.044% for the 2060 Notes

Special Mandatory Redemption:	In the event that the Issuer does not consummate the Ellie Mae Acquisition on or prior to February 6, 2021 (subject to automatic extension if regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not yet been received by that date to August 6, 2021 (the “outside date”)), or the Purchase Agreement is terminated at any time prior to the outside date, the Issuer will be required to redeem all of the outstanding notes of each series on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Optional Redemption:

Floating Rate Notes: Par call at any time on or after August 20, 2021.

2023 Notes: Make-whole call at any time prior to the maturity date of the 2023 Notes at T+10 basis points.

2032 Notes: Make-whole call at any time prior to June 15, 2032 (three months prior to the maturity date of the 2032 Notes) at T+20 basis points; par call at any time on or after June 15, 2032 (three months prior to the maturity date of the 2032 Notes).

2040 Notes: Make-whole call at any time prior to March 15, 2040 (six months prior to the maturity date of the 2040 Notes) at T+20 basis points; par call at any time on or after March 15, 2040 (six months prior to the maturity date of the 2040 Notes).

2060 Notes: Make-whole call at any time prior to March 15, 2060 (six months prior to the maturity date of the 2060 Notes) at T+25 basis points; par call at any time on or after March 15, 2060 (six months prior to the maturity date of the 2060 Notes).

Net Proceeds to the Issuer (Before Offering Expenses):	$6,426,612,500 ($1,245,625,000 from the Floating Rate Notes, $995,530,000 from the 2023 Notes, $1,483,260,000 from the 2032 Notes, $1,230,562,500 from the 2040 Notes and $1,471,635,000 from the 2060 Notes)

CUSIP Number:	45866F AR5 for the Floating Rate Notes 45866F AM6 for the 2023 Notes 45866F AN4 for the 2032 Notes 45866F AP9 for the 2040 Notes 45866F AQ7 for the 2060 Notes

ISIN:	US45866FAR55 for the Floating Rate Notes US45866FAM68 for the 2023 Notes US45866FAN42 for the 2032 Notes US45866FAP99 for the 2040 Notes US45866FAQ72 for the 2060 Notes

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC MUFG Securities Americas Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC

Senior Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. Fifth Third Securities, Inc. Mizuho Securities USA LLC PNC Capital Markets LLC

Co-Managers:	Goldman Sachs & Co. LLC SG Americas Securities, LLC

*

Note: An explanation of the significance of securities ratings may be obtained from the assigning rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Floating Rate Notes, the 2023 Notes, the 2032 Notes, the 2040 Notes and the 2060 Notes should be evaluated independently from similar ratings of other securities. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to two business days before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BofA Securities, Inc., J.P. Morgan Securities LLC or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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